Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated June 1, 2018, between Liberty Tax, Inc. a Delaware corporation (“Company”), JTH Tax Inc., a Delaware corporation (“Subco” and together with Company, the “Employers”), and any of their respective successors, and Shaun York (the “Executive”).

W I T N E S E T H:

WHEREAS, the Employers desire to employ the Executive, and the Executive desires to serve the Employers, in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                   Term of Employment. Unless the Executive’s employment shall sooner terminate pursuant to Section 4 of this Agreement, the Employers shall employ the Executive for the period commencing on February 19, 2018 (the “Effective Date”) and ending on April 30, 2019 (the “Initial Term”); provided, however, that commencing on the expiration of the Initial Term, the Executive’s employment shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year each (each, an “Extended Term”), unless the Executive or either of the Employers, as the case may be, at least ninety (90) days prior to the expiration of the Initial Term or any Extended Term, provides written notice to the other of its intention not to renew such employment. The period during which the Executive is employed pursuant to this Agreement, including any Extended Term in accordance with the preceding sentence, shall be referred to as the “Employment Period.”

2.                   Duties and Responsibilities.

(a)                 The Executive shall serve as the Chief Operating Officer of Company and Subco. The Executive will have such duties and authorities as are commensurate with such position and such additional duties and responsibilities as are determined from time to time by the President of Company or the Board of Directors of Company (the “Board”). The Executive has the authority to make organizational and policy changes to drive culture, performance and efficiencies. As Chief Operating Officer, the Executive will report directly to the Chief Executive Officer/President of the Company.

(b)                 During the Employment Period, the Executive shall devote his full business time and best efforts to the performance of his duties hereunder and shall not engage in any other business, profession or occupation, for compensation or otherwise, which would conflict or interfere with the rendition of such duties either directly or indirectly, without the prior written consent of the Board, it being understood, however, that the Executive may (i) serve as an officer or director of or otherwise participate in educational, welfare, social, religious and civic organizations; (ii) deliver lectures or fulfill speaking engagements; (iii) manage personal investments; and (iv) with the prior consent of the Employers, serve on for-profit boards, in each case so long as such activities are consistent with the Employers’ code of ethics as in effect from time to time and do not materially interfere with the Executive’s employment or responsibilities hereunder.

(c)                 Executive agrees to comply with Employers’ policies, including but not limited to the Code of Conduct and the Insider Trading Policy.

3.                   Compensation and Benefits.

(a)                 Base Salary. During the Employment Period, the Executive shall be paid a base salary by the Employers at an annual rate of Three Hundred Thousand Dollars ($300,000.00), payable in regular installments in accordance with the Employers’ usual payment practices. The Compensation Committee of the Board shall review Executive’s base salary annually during the Employment Period (beginning after the fiscal year ending April 30, 2019) and may increase (but not decrease) that base salary from time-to-time, based on its periodic review of Executive’s performance in accordance with the Company’s regular policies and procedures. The Executive’s annual base salary as in effect from time to time is hereinafter referred to as the “Base Salary.”

(b)                 Signing Bonus. The Employers shall pay the Executive a one-time signing bonus “Signing Bonus,” made up of its component parts, to the extent such Signing Bonus is approved by the Compensation Committee of the Board (the “Compensation Committee”) and payable as follows:

(i)                   One Hundred and Fifty Thousand Dollars ($150,000.00) payable in cash;

(ii)                 Via restricted stock units having a value (as determined by the Compensation Committee in its sole discretion) as of their date of grant equal to Two Hundred Thousand Dollars ($200,000.00), which shall vest in three equal installments over a three-year period (assuming the Executive’s continued service to the Employers through each vesting date, except as otherwise provided herein), and which will be subject to such additional terms and conditions to be further defined in applicable restricted stock unit agreement, to be granted by the Compensation Committee; and

(iii)               Via stock options having a value (as determined by the Compensation Committee in its sole discretion) as of their date of grant equal to Two Hundred Thousand Dollars ($200,000.00), which shall vest in three equal installments over a three-year period (assuming the Executive’s continued service to the Employers through each vesting date, except as otherwise provided herein), and which will be subject to such additional terms and conditions to be further defined in applicable stock option agreement(s), to be granted by the Compensation Committee.

The Executive’s retention of the Signing Bonus is subject to Section 4(e) of this Agreement.

(c)                 Annual Bonus. The Company has established an annual incentive bonus program (“Annual Bonus”). For the duration of this Agreement, the Executive is eligible for an Annual Bonus, payable if, as and when Annual Bonuses payable to other executive officers of Company are paid. The amount, if any, available to be paid to Executive and the time and form of payment of bonuses, will be determined and approved by the Compensation Committee of the Board. During such time as Executive serves as Chief Operating Officer, the target amount of the Annual Bonus shall be equal to eighty percent (80%) of the Base Salary paid to Executive as of the last day of the previous fiscal year. Executive’s eligibility for the Annual Bonus shall be determined on a basis consistent with other named executive officers of the Company (as defined under the Securities Exchange Act of 1934, as amended).

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(d)                              Equity and Cash Incentive Plan. To the extent approved by the Compensation Committee of the Board, the Executive may be granted annual equity or cash incentive awards pursuant to the Employers’ Equity and Cash Incentive Plan, which may be amended or terminated by the Employers at Employers’ discretion. Executive’s eligibility for equity or cash incentive awards shall be determined on a basis consistent with other named executive officers of the Company (as defined under the Securities Exchange Act of 1934).

(e)                 Benefits. During the Employment Period, Executive will be eligible to participate in the employee and executive benefit plans and programs maintained by the Employers from time-to-time in which executive officers of the Employers are eligible to participate, including, to the extent maintained by the Employers, life, medical, dental, accidental and disability insurance plans, retirement plans, incentive stock award and stock compensation plans, and deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time to time. Executive shall be eligible to participate in the Employers’ existing 401(k) plan, in accordance with its terms, and the Employers shall match Executive’s contributions in accordance with the terms of that plan, provided that the matching does not violate any provisions of the 401(k) plan. All benefit programs are subject to change from time to time in the Employers’ discretion. The other provisions of this paragraph notwithstanding, Executive shall also be entitled to undergo an annual executive physical at Employers’ expense, not to exceed $5,000.00, at a health care provider of Executive’s choosing.

(f)                               Relocation Expenses. Employers shall pay to Executive a one-time payment of Ninety Thousand Dollars ($90,000.00) for relocation expenses incurred by Executive relating to his relocation to Virginia Beach, Virginia, payable no later than March 15, 2019 if, prior to that date, Executive has purchased a home or signed a lease of at least twelve (12) months in duration. Additionally, for the period of February 19, 2018 through April 30, 2019, Executive shall receive a temporary housing stipend of Two Thousand Dollars ($2,000) per month.

(g)                              Vacation. During the Employment Period, Executive shall be entitled to vacation on the same basis as other executive officers of the Employers. Executive shall also be entitled to Employer-designated holidays, but in no event, shall Executive have less than four weeks of vacation per year.

(h)                 Business Expenses. During the Employment Period, the Employers shall pay or reimburse the Executive for all reasonable expenses incurred or paid by the Executive in the performance of his duties pursuant to this Agreement, upon presentation of expense statements or vouchers and such other information as the Employers may require and in accordance with the generally applicable policies and procedures of the Employers.

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(i)                  Sarbanes-Oxley/Dodd-Frank Act Compliance: Repayment of Bonus and Profits: Executive understands that, in accordance with The Sarbanes-Oxley Act of 2002 and the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010 (together, “Applicable Law”), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under securities laws, Executive shall reimburse the Company, to the extent reimbursement is required by Applicable Law, for: (i) the amount of any bonus or other incentive-based or equity-based compensation received by Executive from the Company during the three-year period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement, but only to the extent that the amount of incentive compensation received exceeds the amount of incentive-based compensation that otherwise would have been paid had it been determined based on the accounting restatement; and (ii) any profits realized from the sale of securities of the Company during that three-year period, but only to the extent that the amount of profits received exceeds the amount of profits that otherwise would have been paid had it been determined based on the accounting restatement.

4.                   Termination of Employment.

(a)                 Early Termination of the Employment Period. If, during the Initial Term or any Extended Term, as applicable, the Executive’s employment terminates for any reason, including but not limited to, the Executive’s death or Disability (as hereinafter defined), termination by the Employers with or without Cause (as hereinafter defined) or voluntary termination by the Executive with or without Good Reason (as hereinafter defined), the Employment Period shall thereupon end and, except as otherwise provided herein, this Agreement shall terminate upon the effective date of such termination as set forth in a Notice of Termination (as hereinafter defined).

(b)                 Termination by the Employers with or without Cause. The Executive’s employment hereunder may be terminated by the Employers with or without Cause, effective immediately upon delivery of a Notice of Termination to the Executive. “Cause” shall mean the Executive’s (i) willful, intentional or grossly negligent failure to substantially perform his duties under this Agreement; if, within 30 days of receiving a written demand for substantial performance from the Board that specifically identifies the manner in which the Executive has not substantially performed his duties, the Executive shall have failed to cure the non-performance or to take measures to cure the non-performance; (ii) the Executive’s willful, intentional or grossly negligent violation of the Employers’ Code of Conduct or Insider Trading Policy (iii) the Executive’s conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor under the laws of the United States or any state thereof (not including any traffic offense) involving moral turpitude, deceit, dishonesty or fraud that relates to the Employers’ property; (iv) the willful, intentional or grossly negligent conduct of the Executive which is demonstrably and materially injurious to the Employers, monetarily or otherwise; (v) the Executive’s material breach of Section 6 or Section 7 of this Agreement; or (vi) the Executive’s breach of Section 2(c) of this Agreement. For purposes of this definition of Cause, no act, or failure to act, on the Executive’s part shall be deemed willful, intentional or grossly negligent if the Executive acted in good faith and in a manner, that the Executive reasonably believed to be in, or not opposed to, the best interests of the Employers.

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(c)                 Termination due to Death or Disability. The Executive’s employment hereunder shall terminate upon the Executive’s death or in the event of a termination by the Employers due to the Executive’s Disability. “Disability” shall mean (i) a finding by the President or the Board that the Executive has been unable to perform his job functions by reason of a physical or mental impairment for a period of 90 consecutive days or any 90 days within a period of 180 consecutive days. The President’s or the Board’s good faith determination of Disability shall be final, binding and conclusive.

(d)                Delivery of Non-Renewal Notice. In the event the Employers or the Executive delivers a notice of non-renewal as described in Section 1 hereof, the Executive’s employment hereunder shall terminate upon the expiration of the Initial Term or any Extended Term, as applicable.

(e)                 Voluntary Termination by the Executive. The Executive may voluntarily terminate his employment with the Employers with or without Good Reason by delivering a Notice of Termination to the Employers no less than thirty (30) days prior to the effective date of such termination. “Good Reason” shall mean (a) the assignment to Executive of any duties inconsistent with the Executive’s status as an executive officer of the Employers or any other action by the Employers that results in a significant diminution in that status, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Employers within thirty (30) days after receipt of notice thereof given by the Executive; (b) any failure by the Employers to provide the Executive with compensation and benefits that are in the aggregate at least commensurate in all material respects with those provided to Executive (not including those benefits set forth in paragraph 3(b) herein) as of the Effective Date, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Employers within thirty (30) days after receipt of notice thereof given by Executive; (c) any material breach of this Agreement by the Employers; provided, however, that such breach shall constitute Good Reason only if the Executive provides written notice to the Employers (in accordance with Section 8(g) hereof) of the event which constitutes the breach within ninety (90) days following date that he has notice of the initial existence of the breach and the Employers thereafter fail to cure such breach within thirty (30) business days following its receipt of such notice; (d) Change of Control, as defined below, which results in any of the Good Reason actions cited above. In the event that the Executive voluntarily terminates her employment with the Employers without Good Reason prior to April 30, 2020, the Executive will remit to the Employers within five (5) business days after the Executive’s date of termination of employment a cash amount equal to the value of Section 3(b)(i) of the Signing Bonus (“Repayment of Signing Bonus”). The Employers may deduct the Repayment of Signing Bonus from any undisputed amounts owing by the Employers to the Executive. The Pro-Rated value of the Signing Bonus shall be calculated by dividing the Signing Bonus by twenty and multiplying the quotient by (20 minus the number of months worked by the Executive).

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(f)                  Notice of Termination. Any termination of the Executive’s employment by the Employers or by the Executive (other than by reason of death) shall be communicated by a written Notice of Termination addressed to the other parties to this Agreement. A “Notice of Termination” shall mean a written notice stating that the Executive’s employment with the Employers has been or will be terminated and the specific provisions of this Section 4 under which such termination is being effected.

(g)                             Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events: (i) a sale, transfer, disposition or other transaction in which the beneficial owners (as defined in Rules 13d-3 and 13d- 5 under the Exchange Act), directly or indirectly, of the total voting power of the Class A common stock of Company immediately prior to such transaction shall cease to be the beneficial owners, directly or indirectly, of at least 50% of the total voting power of Class A common stock of Company immediately after such transaction; (ii) the stockholders of Company approve a plan of complete liquidation or dissolution of Company; or (iii) there is consummated in one or more transactions an agreement for the sale or disposition by Company of all or substantially all of Company’s consolidated assets, other than any such sale or disposition of assets immediately following which the individuals who comprise the Board immediately prior thereto (or individuals who are elected to the Board with the affirmative vote of a majority of the individuals who comprise the Board immediately prior thereto) constitute at least a majority of the board of directors of (a) any parent of the entity to which such assets are sold or disposed, or (b) if there is no such parent, such entity.

5.	Payments upon Certain Terminations.

(a)                 In General. Within thirty (30) days following the termination of the Executive’s employment for any reason, the Employers shall pay the Executive: (i) the Base Salary earned but not yet paid for services rendered to the Employers on or prior to the date on which the Employment Period ends; (ii) any Annual Bonus awarded by the Board prior to the date of the Employer’s receipt of the Notice of Termination for services rendered in any fiscal year which had been completed prior to the date on which the Employment Period ends and which had not previously been paid (provided that the Board did not impose a requirement that the Executive be employed on the payment date); (iii) any business expenses incurred on or prior to the date on which the Employment Period ends that are eligible for reimbursement in accordance with the Employers’ expense reimbursement policies as then in effect; and (iv) any vested benefits to which the Executive is entitled under the Employers’ employee benefit plans and any welfare benefits to which he is entitled in accordance with the terms of the Company’s welfare plans. The amounts described in this Section 5(a) are collectively referred to herein as the “Accrued Rights.”

(b)                 Termination by Reason of the Executive’s Death or Disability or as a Result of Delivery of Notice of Non-Renewal. In the event the Employment Period ends by reason of the Executive’s death or a termination of the Executive’s employment by the Employers for Disability or the Employers or the Executive delivers a notice of non-renewal as described in Section 1 hereof, the Employers’ sole obligation to the Executive shall be to pay the Executive an amount equal to the Accrued Rights, as set forth in Section 5(a) hereof.

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(c)                 Termination by the Employers without Cause or by the Executive for Good Reason. Subject to Section 5(c) hereof and provided that the Executive is in compliance with his obligations under Section 6 and Section 7 hereof, in the event the Employment Period ends by reason of a termination of the Executive’s employment by the Employers without Cause or by the Executive for Good Reason, the Executive shall be entitled to:

(i)               The Accrued Rights.

(ii)               An amount equal to twelve (12) months of the Executive’s then-current base salary as severance, which shall be made to Executive in equal installments in accordance with Employers’ normal payroll practices commencing on the first regularly scheduled payroll date following the effective date of the release referred to in Section 5(c) hereof and continuing for a 12-month period following the date of termination.

(iii)              to the extent any incentive stock awards, such as stock options, stock appreciation rights, restricted stock, dividend equivalent rights, or any other form of incentive stock compensation granted Executive shall have not vested, such incentive stock awards that have been granted but have not yet vested shall immediately become fully (100%) vested and exercisable and shall be paid in accordance with their terms.

(iv)              Continued medical insurance at Employers’ expense during the twelve month period following the date of termination; provided, however, that if Executive becomes reemployed with another employer and is eligible to receive comparable medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during the applicable period of eligibility provided that the costs of obtaining those medical and other welfare benefits is less than the cost of those benefits to Executive immediately prior to the date of termination, and provided further that continued participation at the Company’s expense or otherwise shall not be allowed if the Company determines that such participation or any payment by the Company would be considered discriminatory under applicable law. The coverage provided pursuant to this Section 5(c)(iv) shall run concurrently with and shall be offset against any continuation coverage under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA Coverage”). Employers’ payment of premiums shall be treated as taxable income to the Executive if the medical plan is self-insured or if otherwise required to avoid penalties under the Affordable Care Act or other applicable law.

(v)                Convert any existing life insurance policy then in effect to an individual policy, to the extent permitted by the plan terms and conditions.

(d)                Execution of Release. As a condition of the Executive’s right to receive any of the payments or benefits described in Section 5, the Executive shall, within sixty (60) days after the Executive’s date of termination of employment, deliver to the Employers a full, complete and irrevocable release of all claims or causes of action the Executive may have in respect of the Executive’s employment by the Employers, substantially in the form attached hereto as Exhibit A (such condition, the “Release Condition”).

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(e)                 Effect of Failure. In the event the Executive fails to satisfy the Release Condition, the Executive shall not be entitled to any of the payments or benefits described in Section 5. Other than the Accrued Rights, in the event that, prior to the end of a 52-week period following the Executive’s termination of employment, the Executive materially breaches any of his obligations under Section 6 or Section 7 hereof, the Employers’ obligations to provide the payments and benefits under Section 5(b) hereof, as applicable, shall thereupon cease and the Employers shall be entitled to recover from the Executive the after-tax proceeds of the amounts theretofore paid to the Executive pursuant to such Section 5(b).

(f)                  Certain Property and Information. Upon termination of the Employment, Executive will deliver to the Company any and all property owned or leased by the Company or any Affiliate and any and all materials and information (in whatever form) relating to the business of the Company or any Affiliate, including without limitation all customer lists and information, financial information, business notes, business plans, documents, keys, credit cards, phones, computers and other Company-provided equipment. All Company property will be returned promptly and in the condition it was received except for normal wear.

(g)                 Full Settlement. The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform the Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others. In no event, shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guaranty of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended.

6.                   Proprietary Information.

(a)                 Confidentiality. The Executive acknowledges and agrees that his work for the Employers will bring him into close contact with many confidential affairs of the Employers not readily available to the public, including plans for further developments or activities by the Employers or their subsidiaries or affiliates. The Executive agrees that during the Employment Period and at all times thereafter, he shall keep and retain in the strictest confidence all confidential matters (“Confidential Information”) of the Employers and their subsidiaries and affiliates, including but not limited to, “know how,” sales and marketing information or plans; business or strategic plans; salary, bonus or other personnel information; information about or concerning existing, new or potential customers, franchisees, clients or shareholders; trade secrets; pricing policies; operational methods; technical processes; inventions and research projects; and other business affairs of the Employers and their subsidiaries or affiliates, in each case that the Executive may develop or learn in the course of his employment, and shall not remove such Confidential Information from the Employers’ premises (other than for the purpose of working from home), use such Confidential Information for personal gain or disclose such Confidential Information to anyone outside of the Employers, either during or after the Employment Period, except (i) in good faith, in the course of performing his duties under this Agreement; (ii) with the prior written consent of the Board; (iii) it being understood that Confidential Information shall not be deemed to include any information that is or becomes generally available to the public other than as a result of disclosure by the Executive; or (iv) to the extent disclosure is compelled by a court of competent jurisdiction, arbitrator, agency, or other tribunal or investigative body in accordance with any applicable statute, rule or regulation (but only to the extent any such disclosure is compelled, and no further). Further, nothing herein shall prevent the Executive from cooperating with any investigation or inquiry conducted by the Equal Employment Opportunity Commission regarding any employment practice or policy of the Employers. In addition, pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Executive acknowledges that he shall not have criminal or civil liability under any federal or state trade secret law for, and nothing herein prohibits, the disclosure of a trade secret or Confidential Information that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section. Upon the termination of the Executive’s employment with the Employers, or at any time the Employers may so request, the Executive shall return to the Employers all tangible embodiments (in whatever medium) relating to Confidential Information and Work Product (as hereinafter defined) that he may then possess or have under his control.

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(b)                             Ownership of Property. The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Employers’ or any of their subsidiaries’ or affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by the Executive (either solely or jointly with others) while employed by the Employers or any of their subsidiaries or affiliates, including any of the foregoing that constitutes any proprietary information or records (“Work Product”) belonging to the Employers or such subsidiary or affiliate, and the Executive hereby assigns, and agrees to assign, all of the above Work Product to the Employers or to such subsidiary or affiliate, as applicable. Any copyrightable work prepared in whole or in part by the Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Employers or their respective subsidiary or affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” the Executive hereby assigns and agrees to assign to the Employers or such respective subsidiary or affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. The Executive shall perform all actions reasonably requested by the Board, at the Employers’ sole expense, to establish and confirm the Employers’ or such subsidiary’s or affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments) in Work Product and copyrightable work identified by the Board.

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(c)                 Third Party Information. The Executive understands that the Employers and their subsidiaries and affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Employers’ and their subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Executive’s employment with the Employers and thereafter, and without in any way limiting the provisions of Section 6(a) of this Agreement, the Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel and consultants of the Employers or their subsidiaries and affiliates who need to know such information in connection with their work for the Employers or such subsidiaries and affiliates) or use, except in connection with his work for the Employers or their subsidiaries and affiliates, Third Party Information unless expressly authorized by the Board in writing.

7.                   Restrictive Covenants. The Executive acknowledges that (i) in the course of his employment with the Employers and their subsidiaries and affiliates, he will become familiar with the Employers’ and their subsidiaries’ and affiliates’ trade secrets and with other Confidential Information concerning the Employers and such subsidiaries and affiliates; (ii) his services will be of special, unique and extraordinary value to the Employers and such subsidiaries and affiliates; (iii) the agreements and covenants of the Executive contained in Section 6 and Section 7 hereof are essential to the business and goodwill of the Employers; and (iv) the Employers would not have entered into this Agreement but for the covenants and agreements set forth in Section 6 and Section 7 hereof. Therefore, the Executive agrees that, without limiting any other obligation pursuant to this Agreement:

(a)                 Non-Competition. Except with prior written permission of the Board, the Executive shall not, during the Employment Period and for a period of twelve (12) months thereafter, directly or indirectly (individually or on behalf of other Persons): (i) enter (or prepare to enter) the employ of, or render services to, any Person engaged in (a) the provision of franchising or tax preparation services or (b) any other line of business actively being conducted by the Employers or any of their subsidiaries accounting for more than ten percent of the Employers’ gross revenues on the date of the Executive’s termination (a “Competitive Business”); (ii) engage (or prepare to engage) in a Competitive Business on the Executive’s own account; or (iii) become interested in any such Competitive Business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided, however, that nothing contained in this Section 7(a) shall be deemed to prohibit the Executive from acquiring, solely as a passive investment, less than 5% of the total outstanding securities of any publicly-traded corporation.

(b)                 Non-Solicitation. Except with prior written permission of the Board, the Executive shall not, directly or indirectly (individually or on behalf of other persons), during the Employment Period and for a period of twelve (12) months thereafter, for any reason hire, offer to hire or entice away any officer, employee, franchisee or agent of the Employers or any of their subsidiaries or affiliates (or any former officer, employee or agent of the Employers or any of their subsidiaries or affiliates who was employed by the Employers or any of their subsidiaries or affiliates at any time during the twelve (12) month period prior to the Executive’s termination of employment) or interfere with or attempt to interfere with business relationships between the Employers and any current or prospective franchisee, customer, client or supplier of the Employers or any of their subsidiaries or affiliates; provided that the foregoing shall not be violated by general advertisements not targeted at employees or consultants of either Employer.

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(c)                 Non-Disparagement. At any time during or after the Employment Period, the Executive shall not make (whether directly or through any other Person) any public or private statements (whether oral or in writing) which are derogatory or damaging to the Employers or their direct or indirect parents, subsidiaries and affiliates, together with each of their current and former principals, officers, directors, direct or indirect equity holders, general and limited partners, agents, representatives and employees, or any of their businesses, activities, operations, affairs, reputations or prospects, and the Employers will not authorize any of their officers, directors or employees to make disparaging or derogatory statements about the Executive (and will use its reasonable best efforts to prevent such individuals from making such statements) except, in each case, to the extent required by law, and only after consultation with the other party to the maximum extent possible to maintain the goodwill of such party.

(d)                             Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that in the event of any material breach by Executive of any of section of this Agreement that remedies at law may be inadequate to protect the Employers, and, without prejudice to any other legal or equitable rights and remedies otherwise available to the Employers, Executive agrees to the granting of injunctive relief in the Employers’ favor in connection with any such breach or violation without proof of irreparable harm.

(e)                 Enforcement. If, at the time of enforcement of Section 6 hereof or this Section 7, a court or other body of legal authority holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court may revise such restrictions to cover the maximum duration, scope and area permitted by law and reasonable under such circumstances. Because the Executive’s services are unique and because the Executive has access to Confidential Information, the parties hereto agree that the Employers and their subsidiaries and affiliates would be irreparably harmed by, and money damages would be an inadequate remedy for, any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Employers and their subsidiaries and affiliates and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

8.                   Miscellaneous.

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(a)                 Survival. To the extent necessary to give effect to such provisions, the provisions of this Agreement (including without limitation, Sections, 6 and 7 hereof) shall survive the termination of this Agreement, whether such termination shall be by expiration of the Employment Period, an earlier termination pursuant to Section 4 hereof or otherwise.

(b)                             Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Employers and any person or entity that succeeds to the interest of the Employers (regardless of whether such succession occurs by operation of law) by reason of Change of Control, the sale of all or a portion of the Employers’ equity securities, a merger, consolidation or reorganization involving the Employers or, unless the Employers otherwise elect in writing, a sale of all or a portion of the assets of the business of the Employers. This Agreement shall also inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives.

(c)                 Assignment. This Agreement may not be assigned by the Executive. The Employers may assign their rights, together with its obligations, hereunder (i) to any affiliate or subsidiary, provided that the assignor continues to be responsible for the obligations set forth herein until discharged, or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets. The Company will require any successor (whether direct or indirect, by Change of Control, or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(d)                             Entire Agreement. This Agreement, together with Exhibit A hereto, constitutes the entire agreement between the parties hereto with respect to the matters referred to herein and supersedes any and all prior agreements, whether written or oral. No other agreement relating to the terms of the Executive’s employment by the Employers, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

(e)                 Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any covenant contained herein is not enforceable in accordance with its terms, the Executive and the Employers agree that such provision shall be reformed to make such covenant enforceable in a manner that provides as nearly as possible the result intended by this Agreement.

(f)                  Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

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(g)                             Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by nationally recognized overnight carrier and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Employers:

JTH Tax Inc.

1716 Corporate Landing Parkway

Virginia Beach, VA 23454

Attention: Vice President of Human Resources

If to the Executive:

with a copy which shall not constitute notice to:

(h)                 Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

(i)                  Headings. Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(j)                  Counterparts; Electronic Transmission. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Transmission by one party to the others of fully executed copies of this Agreement by electronically shall bind the parties to the same extent as by the exchange of manually signed originals.

(k)                 Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Employers under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

(l)                  Indemnification. The Executive shall be indemnified to the same extent as other senior executives and officers of the Employers with respect to the Executive’s service as an employee of the Employers or any of the Employers’ subsidiaries or affiliates. During the Employment Period, the Employers shall maintain a directors and officers’ liability insurance policy (or policies) providing coverage to the Executive to the extent that the Employers provide such coverage for any other senior executives or officers of the Employers. Following the Employment Period, the Executive shall be entitled to such coverage to the extent that the Employers provide such coverage for any other current or former senior executive or officer of the Employers. The Employers shall advance to the Executive an amount necessary to cover any reasonable fees incurred by the Executive in accordance with this Section 8(l).

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(i)	Right of Indemnification. The Employers shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the Executive if he is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he, or a person for whom he the legal representative, is or was a director or officer of the Employers or, while a director or officer of the Employers, is or was serving at the request of the Employers as a director, officer, manager, employee or agent of another Employers or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including reasonable attorneys' fees) reasonably incurred by the Executive. Notwithstanding the preceding sentence, the Employers shall be required to indemnify, or advance expenses to, the Executive in connection with a Proceeding (or part thereof) commenced by the Executive only if the commencement of such Proceeding (or part thereof) by the Executive was authorized by the Board of Directors.

(ii)	Advancement of Expenses. The Employers shall to the fullest extent not prohibited by applicable law pay the reasonable expenses (including reasonable attorneys' fees) incurred by the Executive in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Executive to repay all amounts advanced if it should be ultimately determined that the Executive is not entitled to be indemnified.

(iii)	Claims. A claim for indemnification (following the final disposition of the Proceeding with respect to which indemnification is sought, including any settlement of such Proceeding) or advancement of expenses under this Section 8 is not paid in full within thirty days after a written claim therefor by the Executive has been received by the Employers, the Executive may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any such action the Employers shall have the burden of proving that the Executive is not entitled to the requested indemnification or advancement of expenses.

(iv)	Non-Exclusivity of Rights. The rights conferred on the by this Agreement shall not be exclusive of any other rights which the Executive may have or hereafter acquire under any statute, any provision of the Employers’ articles of incorporation, bylaws, or any agreement, vote of stockholders or disinterested directors or otherwise.

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(m)               Voluntary Agreement: No Conflicts. Executive represents that he is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which he is a party or by which he or his properties or assets may be bound.

(n)                 Governing Law. The parties agree that: (i) any litigation involving any enforcement of, noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be interpreted in accordance with and governed by the laws of the Commonwealth of Virginia, without regard for any conflict of law principles; (ii) jurisdiction and venue shall be laid solely and exclusively in the Circuit Court for the City of Virginia Beach or the United States District Court for the Eastern District of Virginia, Norfolk Division.

(o)                 Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted and administered accordingly. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Employers for purposes of this Agreement, unless the Executive would be considered to have incurred a “separation from service” from the Employers within the meaning of Section 409A (a “Separation from Service”). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in Section 5 of this Agreement that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding any provision of this Agreement to the contrary, if, at the time of the Executive’s Separation from Service, the stock of the Employers (or any successor entity) is treated as “publicly traded” under Section 409A(a)(2)(B)(1) of the Code and the Executive is deemed to be a “specified employee” within the meaning of said section, all payments which are subject to Section 409A as deferred compensation and which would otherwise be required to be made upon such Separation from Service shall be made on the earlier of (i) the first day of the first month commencing at least six (6) months following Executive’s Separation from Service or (ii) the date of the Executive’s death. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement during any one year may not effect amounts reimbursable or provided in any subsequent year.

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IN WITNESS WHEREOF, the Employers have caused this Agreement to be executed by a duly authorized officer and the Executive has hereunto set his hand as of the day and year first above written.

COMPANY

By: /s/ Thomas Herskovits
Its: Compensation Committee Chairman

Date: June 1, 2018

SUBCO

By: /s/ Thomas Herskovits
Its: Compensation Committee Chairman

Date: June 1, 2018

EXECUTIVE

/s/ Shaun York

Date: June 1, 2018

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EXHIBIT A

Form of Release

RELEASE AGREEMENT (this “Release Agreement”), dated as of _______________, between Liberty Tax, Inc., a Delaware corporation (“COMPANY”), JTH Tax, Inc., a Delaware corporation (“Subco” and together with COMPANY, the “Company”), and Shaun York (“Executive”).

1.                              Release.

(a)                            In consideration of the payments set forth in Section 5(c) of the Employment Agreement, as applicable, between the Company and Executive dated as of June 1, 2018 (“Employment Agreement”), Executive, on behalf of himself and his heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its direct or indirect parents, subsidiaries and affiliates, together with each of their current and former principals, officers, directors, direct or indirect equity holders, general and limited partners, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time he signs this Release Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, including but not limited to the Employment Agreement, and Company’s Equity and Cash Incentive Plan and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of his employment, with the Company.

(b)                           Except as provided in Section 5(c) of the Employment Agreement, as applicable, Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him arising out of his employment with the Company, and no further sums are owed to him by the Company or by any of the other Releasees at any time. The Company shall provide Executive with a schedule showing the specific amounts due to him under each subparagraph of Section 5(c) of the Employment Agreement, to the extent then ascertainable, not later than ten days from the date of any separation from service.

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(c)                             The foregoing waiver and release shall not extend to the following: (i) any rights, remedies or claims Executive may have in enforcing the terms of the Employment Agreement with respect to amounts due to Executive in connection with his termination of employment as, and to the extent, provided in Section 5(c) of the Employment Agreement, as applicable, or in enforcing the terms of this Release Agreement, (ii) any rights Executive may have to receive vested amounts under any of the Company’s (or any affiliate’s) employee benefit plans and/or pension plans or programs and the Company’s Equity and Cash Incentive Plan; (iii) Executive’s rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA); (iv) Executive’s eligibility for, or right to receive, indemnification and advancement of expenses in accordance with applicable laws, the certificate of incorporation and/or by-laws of the Company or any affiliate, or under the Employment Agreement or under any of the governing agreements of the Company or any affiliate, or coverage under any applicable directors and officers policy or otherwise; (v) any rights Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which the Company or any of the Releasees and Executive are jointly liable; and (vi) any rights or claims that may not be lawfully released and/or waived (including any rights to workers’ compensation or unemployment insurance).

2.                              Consultation with Attorney; Voluntary Agreement. The Company advises Executive to consult with an attorney of his choosing prior to signing this Release Agreement. Executive understands and agrees that he has the right and has been given the opportunity to review this Release Agreement and, specifically, the General Release in Paragraph 1 above, with an attorney. Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Paragraph 1 above. Executive acknowledges and agrees that the payments set forth in Section 5(c) of the Employment Agreement, as applicable, are sufficient consideration to require him to abide with his obligations under this Release Agreement, including but not limited to the General Release set forth in Paragraph 1. Executive represents that he has read this Release Agreement, including the General Release set forth in Paragraph 1 and understands its terms and that he enters into this Release Agreement freely, voluntarily, and without coercion. Notwithstanding the foregoing, nothing contained herein shall prevent Executive from filing an administrative charge of discrimination with the EEOC or state or local fair employment practices agency. No federal, state or local government agency is a party to this Agreement and none of the provisions of this Agreement restrict or in any way affect a government agency’s authority to investigate or seek relief in connection with any of the claims released. However, if a government agency were to pursue any matters falling within the released claims, which it is free to do, the parties agree that this Agreement shall control as the exclusive remedy and full settlement of all claims between the parties. Executive agrees that Executive shall not seek, accept, or be entitled to any monetary relief, whether individually or as a member of a class or group, arising from an EEOC charge filed by Executive or on Executive’s behalf.

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3.                              No Admission of Liability. Nothing in this Agreement is intended to or will be construed as an admission by the Company that it or any of its officer’s directors or employees, violated any law, interfered with any right, breached any obligation, or otherwise engaged in any improper or illegal conduct, the Released Parties expressly denying any such conduct.

4.                              Effective Date; Revocation. Executive acknowledges and represents that he has been given at least twenty-one (21) days during which to review and consider the provisions of this Release Agreement and, specifically, the General Release set forth in Paragraph 1 above, although he may sign and return it sooner if he so desires. Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Release Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if he wishes to revoke this Release Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Release Agreement shall become effective on the eighth (8th) day following his execution of this Release Agreement. Executive further acknowledges and agrees that, in the event that he revokes this Release Agreement, it shall have no force or effect, and he shall have no right to receive any payment pursuant to Section 5(c) of the Employment Agreement, as applicable.

5.                              Time for Execution. Absent a bona fide dispute as to the amount due in connection with any separation from service, the Executive shall execute this Release Agreement not later than 21 days from the date the schedule of payments is provided to him as provided in Paragraph 1(b) hereof.

6.                              Severability. In the event that any one or more of the provisions of this Release Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Release Agreement shall not in any way be affected or impaired thereby.

7.                              Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Release Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Release Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

8.                              Governing Law. This Release Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to its choice of law rules.

9.                              Entire Agreement. This Release Agreement constitutes the entire agreement and understanding of the parties with respect to the release of claims provided for herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties with respect to such release of claims. Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Release Agreement. This Release Agreement may not be altered or modified other than in a writing signed by Executive and an authorized representative of the Company.

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10.                       Headings. All descriptive headings in this Release Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Release Agreement.

11.                       Counterparts. This Release Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this Release Agreement, on the date and year set forth below.

COMPANY

By:
Name:
Title:

Date:

SUBCO

By:
Name:
Title:

Date:

EXECUTIVE

Date:

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